Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Tuesday, Oct. 5, 2021

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Prices $1.25 Billion of Senior Notes

TULSA, Okla. – Williams (NYSE: WMB) announced today that it has priced a public offering of $600 million of 2.600% Senior Notes due 2031 (the “new 2031 notes”) at a price of 100.973 percent of par and $650 million of 3.500% Senior Notes due 2051 at a price of 99.833 percent of par. The new 2031 notes are an additional issuance of the $900 million aggregate principal amount of Williams’ 2.600% Senior Notes due 2031 issued on March 2, 2021 and will trade interchangeably with such notes. The expected settlement date for the offering is October 8, 2021, subject to the satisfaction of customary closing conditions.

Williams intends to use the net proceeds of the offering for general corporate purposes, which may include, together with cash on hand, repaying the $1.25 billion aggregate principal amount of our outstanding 3.60% Senior Notes due 2022.

Barclays Capital Inc., SMBC Nikko Securities America, Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attention: Syndicate Registration

Telephone: 1-888-603-5847

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, NY 10172

Attention: Debt Capital Markets

Telephone: 1-888-868-6856

Truist Securities, Inc.

303 Peachtree Street

Atlanta, GA 30308

Attention: Prospectus Department

Telephone: 800 685-4786

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, MN 55402

Attention: WFS Customer Service

Email: wfscustomerservice@wellsfargo.com

Toll-Free: 1-800-645-3751

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

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